FOR IMMEDIATE RELEASE
June 29, 2015

Investor Contact:
Jackie Burka
jackie_burka@discovery.com
212-548-5642

IOC awards all TV and multiplatform broadcast rights in Europe to Discovery and Eurosport for 2018-2024 Olympic Games

(Silver Spring, Md.) - To elaborate on the below press release from the International Olympic Committee, Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) will be hosting a 30 minute conference call for investors this morning at 10:00 a.m. ET to discuss the transaction.

•	For the 2018 - 2024 Olympic Games in Europe, Discovery is paying €1.3 billion

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Discovery expects positive cumulative Olympics related cash flows over the life of the deal, as it expects to sublicense the majority of the total rights costs in certain markets and also expects to benefit from enhanced advertising and affiliate revenues

•	Given the timing of rights payments and expenses, Discovery expects the impact on its 2015, 2016 and 2017 financial results to be relatively insignificant

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These Olympic Games will significantly enhance Discovery’s and Eurosport’s television, digital and over the top European offerings, while solidifying Eurosport’s position as the leader of sports throughout Europe across all platforms

Conference Call Information

Discovery Communications will host a conference call today at 10:00 a.m. ET to discuss the transaction.
To listen to the call, visit http://discoverycommunications.com or dial (800) 901-5213 inside the U.S. and (617) 786-2962 outside of the U.S., using the following passcode: DISCA.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 19, 2015. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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To:	All media
Date:	29 June 2015
Place:	Lausanne, Switzerland

Embargoed: 2.15 p.m. (Swiss time, GMT +2)
IOC awards all TV and multiplatform broadcast rights in Europe to Discovery and Eurosport for 2018-2024 Olympic Games

•	Partners Biggest Live Global Sporting Event with Leading Global Media Company

•	All Rights on All Screens Reaching Over 700 million People Across Europe

•	More Games coverage than ever before across Free-to-Air, Pay-TV, Online and Mobile

•	Reinforces Eurosport as the #1 European Sports Platform and pan-European Home of Olympic Sports

The International Olympic Committee (IOC) today announced that all TV and multi-platform broadcast rights in Europe for the four Olympic Games in the 2018-2024 period have been awarded to Discovery Communications, the parent company of Eurosport.
Today’s announcement kicks off a long-term partnership between the biggest global sports event, the Olympic Games, and leading global media company, Discovery Communications. With an average of 10 channels in every market and the #1 European online and OTT sports offerings, Discovery and Eurosport will deliver more coverage across more screens than ever before to over 700 million people across Europe. Discovery and Eurosport’s coverage will be augmented by strong free-to-air access and innovative partnerships with broadcasters and distributors to bring the Games to life like never before. In a world of increasingly “anytime, anywhere” viewing, the Olympic Games are an unparalleled live event that aggregate enormous audiences and capture the world’s attention in a way that continues to become more valuable for marketers, distributors and fans.
IOC President Thomas Bach said: “This is a significant agreement for Discovery and the IOC, and we are excited to have Eurosport, the pan-European home of Olympic sports, as a partner. This agreement ensures comprehensive coverage of the Olympic Games across Europe, including the guarantee to provide extensive free-to-air television coverage in all territories. Discovery and Eurosport have demonstrated a major commitment to the Olympic Games, to Olympic sports and to the future of the Olympic Movement. The revenue generated from this long-term partnership will be redistributed by the IOC across the Olympic Movement to support the development of sport around the world. Discovery and Eurosport have also made an exciting commitment to partner with the IOC to develop the new Olympic Channel across Europe. Above all, this agreement ensures that sports fans in Europe will be able to enjoy excellent coverage of the Olympic Games and Olympic sports, both during and outside Games time, on their platform of choice.”
Discovery Communications President and CEO David Zaslav added: “Today is a historic day as we proudly add the Olympic rings to Discovery Communications’ portfolio of offerings. The long-term programming commitment with President Bach and the IOC reaffirms Eurosport’s position as the leader in sports across Europe, and will significantly enhance Eurosport's presence on all platforms. With Eurosport’s proud and long-standing tradition of broadcasting many winter and summer sports showcased during the Olympics, adding the Olympic Games, the greatest live event in the world, is a perfect editorial and strategic fit. But most of all, this new partnership is an exciting win for European sports fans as we will deliver record amounts of content across platforms to ensure the Olympic flame burns bright all year long.”
Discovery acquired the exclusive rights, valued at EUR 1.3 billion, across all platforms, including free-to-air television, subscription/pay-TV television, internet and mobile phone in all languages across 50 countries and territories on the European continent. Consistent with IOC and local market requirements, Discovery has committed to broadcasting a minimum of 200 hours of the Olympic Games and 100 hours of the Olympic Winter Games on free-to-air television during the Games period. Discovery will sub-license a portion of the rights in many markets across Europe.
Discovery’s 30-year history of being the global leader in non-fiction content makes the company uniquely positioned to capture and deliver the remarkable stories and characters associated with the Games not just every two years, but every year and throughout the year. With almost half of Eurosport’s existing programming being Olympic sports, the combination of its strong legacy in winter sports, cycling, tennis and athletics, and now the Olympic Games, will allow Discovery and Eurosport to engage passionate fans around these key sports 365 days a year. Discovery and Eurosport will have access to the Olympic emblems and the rich Olympic video library and archive to help solidify Eurosport’s position as the pan-European home of Olympic sports. The partners have also agreed to cooperate closely on the rollout of the IOC’s Olympic Channel, taking advantage of Eurosport’s #1 online sports destination - Eurosport.com - and leading OTT service, the Eurosport Player.
Juan Antonio Samaranch, IOC Executive Board Member and delegate IOC Member for European broadcast rights said: “We are delighted to have reached this agreement, which we believe will bring fantastic coverage of the Olympic Games and the Olympic values to the largest audience in Europe across all media platforms. Discovery and Eurosport will ensure the exposure of the Olympic Games through their own TV channels and media platforms, and, where relevant, by reaching sublicensing partnerships with other broadcasters in the various territories. Olympic fans will also benefit from comprehensive digital coverage on Eurosport’s leading pan-regional digital platforms.”

JB Perrette, President of Discovery Networks International, added: “We took control of Eurosport a year ago and embarked on a long-term mission to reinvigorate and strengthen its networks and brand. Today’s announcement is an incredibly exciting step forward on that journey. Eurosport’s unmatched technical prowess and ability to deliver the Olympic Games to 50 countries in 20 languages across multiple platforms is an important win for sports fans. We are thrilled and humbled to partner with one of the most recognised and powerful global brands, that not only delivers the biggest global event but also shares our company’s DNA of engaging and inspiring people in addition to entertaining them.”
The agreement covers the XXIII Olympic Winter Games in PyeongChang in 2018, and the Games of the XXXII Olympiad in Tokyo in 2020, as well as the Olympic Games in 2022 and 2024, the host cities of which have yet to be elected.
Discovery and Eurosport boast unique assets and capabilities to bring the Olympic Games to more fans on more screens than ever before. With an average of 10 TV channels in every market, local infrastructure and teams on the ground across the region, and a 30-year legacy of developing great characters and stories, Discovery and Eurosport will bring the greatest sporting event to life like never before.  Beyond free-to-air and PayTV channels, Eurosport Player, DPlay, Eurosport.com and Eurosport 360 will deliver more coverage and immersive experiences to passionate fans across all screens.
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Discovery has acquired the rights in all territories in Europe except for the Russian Federation.
* Territories included:
Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France**, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Israel, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom**, Vatican City State
** 2022-2024 only (in France and the United Kingdom). Broadcast rights in these territories have already been awarded for the Olympic Games in 2018 and 2020:
France 2018-2020: http://www.olympic.org/news/ioc-awards-broadcast-rights-in-france-for-2014-2016-2018-and-2020-olympic-games-to-france-t-l-visions/133019
UK 2018-2020: http://www.olympic.org/news/ioc-awards-broadcast-rights-in-united-kingdom-for-2014-2016-2018-and-2020-olympic-games-to-the-bbc/168427).
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IOC President / Discovery Communications joint teleconference
Further to today’s announcement, IOC President Thomas Bach and David Zaslav, President and CEO of Discovery Communications, will shortly hold a teleconference.
They will be joined by:

•	Timo Lumme, Managing Director, IOC Television and Marketing Services

•	JB Perrette, President, Discovery Networks International

•	Peter Hutton, CEO of Eurosport
When:   Monday 29 June 2015
Time:    3 p.m. (Swiss time, GMT +2)
The teleconference will start at 3 p.m. but we recommend that you connect at 2.45 p.m. to allow the operator to process your call.
Dial-In numbers:
+41 (0)58 310 50 00 (Europe)
+44 (0)203 059 58 62 (UK)
+1 (1)631 570 5613 (USA)
+81 35 050 53 61 (Tokyo)
For a full list of numbers in your country, please click here.
After the presentation, there will be a Q&A Session. You can register for questions at any time by pressing * and 1 on your telephone. Should you need assistance, please press * and 0 to call an operator. The Conference must not be recorded for publication or broadcast.

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The International Olympic Committee is a not-for-profit independent international organisation made up of volunteers, which is committed to building a better world through sport. It redistributes more than 90 per cent of its income to the wider sporting movement, which means that every day the equivalent of USD 3.25 million goes to help athletes and sports organisations at all levels around the world.
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For more information, please contact the IOC Media Relations Team:
Tel: +41 21 621 6000 email: pressoffice@olympic.org, or visit our website at www.olympic.org.
Discovery/Eurosport Media Contacts:
Michelle Russo: +44 20 8811 3592, +1-240-678-6375, Michelle_Russo@Discovery.com
Jonathan Bennett: +44 20 8811 3427, Jonathan_Bennett@Discovery.com
Oliver Springgay: +33 7 60 14 71 83, OSpringgay@Eurosport.com

Videos
YouTube: www.youtube.com/iocmedia
Photos
For an extensive selection of photos available shortly after each event, please follow us on Flickr.
To request archive photos and footage, please contact our Images team at: images@olympic.org.
Social media
For up-to-the-minute information on the IOC and regular updates, please follow us on Twitter, Facebook and YouTube.
ABOUT EUROSPORT GROUP
Eurosport Group is the leading pan-regional sports entertainment destination. Part of Discovery Communications, the world’s No.1 pay-tv programmer, Eurosport is dedicated to delivering the most comprehensive live sports experience through compelling content and technical innovation. Eurosport reaches 222 million cumulative subscribers across 91 countries in Europe, Asia-Pacific, Africa and the Middle East. Eurosport - the flagship channel - is the No.1 pan-European TV channel, broadcasting over 5,000 hours of live sport every year into 137 million homes in 54 countries, providing expert commentary in 20 different languages. Eurosport.com is Europe’s No.1 online sports news website with up to 23 million visitors every month. Eurosport Events is the group’s expert division in the management and promotion of international sporting events. More information on corporate.eurosport.com
ABOUT DISCOVERY COMMUNICATIONS
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching nearly 3 billion cumulative subscribers in more than 220 countries and territories. For 30 years Discovery has been dedicated to satisfying curiosity and entertaining viewers with high-quality content through its global television brands, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery, Science and Turbo/Velocity, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery controls Eurosport, the leading pan-regional sports entertainment destination across Europe and Asia-Pacific. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.